Exhibit (h)(16)

AMENDMENT TO
COMPLIANCE SERVICES AGREEMENT

This AMENDMENT to COMPLIANCE SERVICES AGREEMENT (the “Amendment”) made as of July 1, 2011 between CAVANAL HILL FUNDS, formerly known as American Performance Funds, a Massachusetts business trust (the “Trust”) and CITI FUND SERVICES OHIO, INC., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Compliance Services Agreement, dated September 28, 2004, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain compliance services for the Trust;

WHEREAS, Citi and the Trust wish to enter into this Amendment to the Agreement in order to extend the term of the Agreement and make certain other changes;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.         Term of the Agreement.

The parties now desire to extend the Initial Term through June 30, 2015 and indicate that the parties will negotiate the termination provisions in good faith should the collective net assets of the Funds fall below $1 billion. Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

        Term and Termination.

(a)         This Agreement shall become effective upon July 1, 2009 (the “Effective Date”) and shall continue in effect until June 30, 2015 (the “Initial Term”), unless earlier terminated pursuant to the terms of this Agreement. During the Initial Term (i) the Agreement may be terminated upon thirty (30) days notice in the event there is “cause,” as defined in the Sub-Administration Agreement, and (ii) the Chief Compliance Officer may be terminated at any time by the Board, in its sole discretion, without cause and such termination will be effective immediately. Following the Initial Term, the Agreement may be terminated by either party for “cause,” as provided above, or by providing the other party with ninety (90) days written notice of termination. In addition, should the collective net assets of the Funds fall below $1 billion, the parties agree to negotiate in good faith regarding the termination provisions of this Agreement.

(b)         Notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of Section 5(a), all of the obligations of Citi and the Trust hereunder shall terminate automatically upon any termination of the Sub-Administration Agreements.

2.         Representations and Warranties.

(a)         The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)         Citi represents that it has full power and authority to enter into and perform this Amendment.

3.         Miscellaneous.

(a)         This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)         Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)         Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)         This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CAVANAL HILL FUNDS

By: /s/ James L. Huntzinger

Name: James L. Huntzinger

Title: President

CITI FUND SERVICES OHIO, INC.

By: /s/ Joseph Rezabek

Name: Joseph Rezabek

Title: Vice President